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                                                                     EXHIBIT 8.1


                          WILMER, CUTLER & PICKERING
                             2445 M STREET, N.W.
                         WASHINGTON, D.C. 20037-1420
                           Telephone: (202)663-6000
                           Facsimile: (202)663-6363



                               November 5, 1997



Metrocall, Inc.
6677 Richmond Highway
Alexandria, Virginia 22306

Ladies and Gentlemen:

         We have acted as special counsel in connection with the planned merger (the "Merger") of ProNet, Inc., a Delaware corporation ("ProNet"), with and into Metrocall, Inc., a Delaware corporation ("Metrocall"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of August 8, 1997, by and between Metrocall and ProNet. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement or the appendices thereto (including the Agreement).

         We have assumed with your consent that (1) the Merger will be consummated solely in compliance with the material terms and conditions of the Agreement and none of the material terms and conditions thereof have been or will be waived or modified and (2) that the Merger will qualify as a statutory merger under the applicable laws of Delaware. For purposes of rendering this opinion, we have reviewed the Agreement, the Form S-4 Registration Statement filed with the Securities and Exchange Commission on or about November 5, 1997 (the "Registration Statement"), and such other documents as we have considered appropriate. We have also relied on the initial and continuing accuracy of the representations contained in the Registration Statement and the letters of representation from Metrocall and ProNet to us dated November 5, 1997 and November 5, 1997, respectively.
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Metrocall, Inc.
November 5, 1997
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         On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that:

                 (i) no gain or loss will be recognized by Metrocall or ProNet as a result of the consummation of the merger;

                 (ii) no gain or loss will be recognized for federal income tax purposes by ProNet stockholders upon the exchange in the Merger of shares of ProNet stock solely for Metrocall stock (except with respect to cash received in lieu of a fractional share interest in Metrocall stock);

                 (iii) the basis of Metrocall stock received in the Merger by ProNet stockholders (including the basis of any fractional share interest in Metrocall stock) will be the same as the basis of the shares of ProNet stock surrendered in exchange therefor;

                 (iv) the holding period of Metrocall stock received in the Merger by ProNet stockholders (including the holding period of any fractional share interest in Metrocall stock) will include the period during which the shares of ProNet stock surrendered in exchange therefor were held by the ProNet stockholder, provided such shares of ProNet stock were held as capital assets; and

                 (v) the payment of cash to a ProNet stockholder in lieu of a fractional share interest in Metrocall Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Metrocall. The cash payment will be treated as having been received as a distribution in payment for the Metrocall Common Stock hypothetically redeemed as provided in Section 302 of the Code and, to the extent that such redemption is "substantially disproportionate" with respect to the ProNet stockholder or is not treated as "essentially equivalent to a dividend" after giving effect to the relevant constructive ownership rules of the Code, generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the tax basis of the fractional share of Metrocall Common Stock hypothetically redeemed.






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Metrocall, Inc.
November 5, 1997
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         This opinion does not address all aspects of Federal income taxation that may be relevant to particular ProNet stockholders and may not be applicable to stockholders who are not citizens or residents of the United States. This opinion may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who will acquire their Metrocall Common Stock pursuant to the exercise or termination of employee stock options or otherwise as compensation, or persons who will hold their Metrocall Common Stock in a hedging transaction or as a part of a straddle or conversion transaction.

         This opinion is based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, as currently in effect. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur.

         This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           Very truly yours,

                                           WILMER, CUTLER & PICKERING


                                           By:     /s/  WILLIAM J. WILKINS
                                                   ---------------------------
                                                   William J. Wilkins
                                                   A Partner